As filed with the Securities and Exchange Commission on April 22, 2009
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Baidu, Inc.
(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
12/F, Ideal International Plaza
No. 58 West-North 4th Ring
Beijing 100080, People’s Republic of China
(8610) 8262-1188
(Address of Principal Executive Offices)

2008 Share Incentive Plan
(Full title of the plan)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(Name and address of agent for service)

(212) 894-8940
(Telephone number, including area code, agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Copies to:

Jennifer Li	Z. Julie Gao
Chief Financial Officer	Latham & Watkins
Baidu, Inc.	41st Floor, One Exchange Square
12/F, Ideal International Plaza	8 Connaught Place, Central
No. 58 West-North 4th Ring	Hong Kong S.A.R., People’s Republic of China
Beijing 100080, People’s Republic of China	(852) 2522-7886
(86 10) 8262-1188
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Amount of
	Amount to be	Aggregate	Registration
Title of Securities to be Registered	Registered(1)	Offering Price(2)	Fee
Class A Ordinary Shares, par value $0.00005 per share (3)	3,428,777 shares	$662,988,321	$36,995

(1)	These shares are to be offered under the 2008 Share Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the Plan.

(2)	Pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, the proposed maximum aggregate offering price is calculated as the product of 3,428,777 shares issuable under the Plan multiplied by the average of the high and low prices for the Registrant’s American Depositary Shares (“ADSs”), as quoted on the Nasdaq Global Select Market on April 15, 2009, or $193.36.

(3)	These shares may be represented by the Registrant’s ADSs, each of which represents one class A ordinary share. The Registrants’ ADSs issuable upon deposit of the class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (333-126546).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information*
Item 2. Registrant Information and Employee Plan Annual Information*
*  Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the Plan, as specified by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents previously filed or furnished by Baidu, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:
(a)	The Registrant’s annual report on Form 20-F filed with the Commission on April 9, 2009; and

(b)	The description of the Registrant’s ordinary shares contained in the Registrant’s registration statement on Form 8-A (File No. 000-51469) filed with the Commission on August 1, 2005, including any amendment and report subsequently filed for the purpose of updating that description.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     Not applicable.
Item 6. Indemnification of Directors and Officers
     Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Article 119 of the Registrant’s third amended and restated articles of association, adopted by its shareholders on December 16, 2008, provides that the Registrant shall indemnify its directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred by them by reason of any act done or omitted in the execution of their duty in their capacities as such, except if they acted in a willfully negligent manner or defaulted in any action against them.
     The Registrant has entered into separate indemnification agreements with each of its directors and officers, substantially in the form filed as Exhibit 10.3 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-126534). Under these agreements, the Registrant agrees to indemnify its directors and officers, to the fullest extent permitted by applicable law, from and against certain expenses and liabilities incurred by such persons in connection with claims made by reason of their being such director or officer, except under some limited circumstances, such as where the indemintee has been finally adjudicated to be liable for intentional misconduct, or where the claim is brought about by the dishonesty or fraud of the indemnitee. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification made thereunder.
     The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.
Item 7. Exemption From Registration Claimed
     Not applicable.
Item 8. Exhibits
     See the Index to Exhibits attached hereto.
Item 9. Undertakings
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d)

of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on April 22, 2009.

Baidu, Inc.
By:	/s/ Robin Yanhong Li
	Name:	Robin Yanhong Li
	Title:	Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, Mr. Robin Yanhong Li, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robin Yanhong Li Robin Yanhong Li	Chairman of the Board and Chief Executive Officer	April 22, 2009
/s/ Jennifer Li Jennifer Li	Chief Financial Officer (principal financial and accounting officer)	April 22, 2009
/s/ William Decker William Decker	Director	April 22, 2009
/s/ James Ding James Ding	Director	April 22, 2009

Signature	Title	Date

/s/ Nobuyuki Idei Nobuyuki Idei	Director	April 22, 2009
/s/ Greg Penner Greg Penner	Director	April 22, 2009
/s/ Donald J. Puglisi Name: Donald J. Puglisi	Authorized Representative in the United States	April 22, 2009
Title: Managing Director, Puglisi & Associates

EXHIBIT INDEX

Exhibit Number	Description

4.1	Third Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 99.2 to the report of the Registrant on Form 6-K (File No. 000-51469) furnished to the Commission on December 17, 2008)

4.2	Registrant’s Specimen Share Certificate for Class A Ordinary Shares (incorporated herein by reference to Exhibit 4.2 to the registration statement on Form F-1, as amended (File No. 333-126534))

4.3	Form of Deposit Agreement among the Registrant, the depositary and holder of the American Depositary Receipts (incorporated herein by reference to Exhibit 4.3 to the registration statement on Form F-1, as amended (File No. 333-126534))

4.4	2008 Share Incentive Plan (incorporated herein by reference to Exhibit 99.3 to the report of the Registrant on Form 6-K (File No. 000-51469) furnished to the Commission on December 17, 2008)

5.1*	Opinion of Maples and Calder, Cayman Islands counsel to the Registrant, regarding the legality of the Class A Ordinary Shares being registered

23.1*	Consent of Ernst & Young Hua Ming

23.2	Consent of Maples and Calder (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)

*	Filed herewith.